Deckers Brands Reports Second Fiscal Quarter 2015 Financial Results

Second Quarter Sales Increased 24.2% to a Record $480.3 Million Led by the UGG® brand

Company Reports Second Quarter Diluted Earnings per Share Increased 23.2% to $1.17

Company Raises Fiscal 2015 Outlook

GOLETA, Calif., Oct. 23, 2014 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the second fiscal quarter ended September 30, 2014.

Second Quarter Fiscal Year 2015 Financial Review

  Net sales increased 24.2% to a record $480.3 million compared to $386.7 million for the same period last year.
  Gross margin increased 340 basis points to 46.6% compared to 43.2% for the same period last year.
  SG&A expenses as a percent of net sales were 34.2% compared to 31.1% for the same period last year.
  Diluted earnings per share increased 23.2% to $1.17 compared to $0.95 for the same period last year.
  UGG® brand sales increased 23.8% to $417.1 million compared to $337.0 million for the same period last year.
  Teva® brand sales increased 14.9% to $20.7 million compared to $18.0 million for the same period last year.
  Sanuk® brand sales increased 3.2% to $19.0 million compared to $18.4 million for the same period last year.
  Other Brands sales increased 76.5% to $23.5 million compared to $13.3 million for the same period last year.
  Direct-to-Consumer comparable sales, which include worldwide retail same store sales and worldwide comparable E-Commerce sales, increased 3.3% over the same period last year.
  Retail sales increased 20.1% to $63.2 million compared to $52.6 million for the same period last year.
  E-Commerce sales increased 45.1% to $21.6 million compared to $14.9 million for the same period last year.
  Domestic sales increased 21.1% to $289.1 million compared to $238.8 million for the same period last year.
  International sales increased 29.2% to $191.2 million compared to $147.9 million for the same period last year.

"Our second quarter results reaffirm that Deckers Brands is a growth company," commented Angel Martinez, President, Chief Executive Officer and Chair of the Board of Directors. "Both our revenues and earnings grew more than 20% for the second quarter compared to the same period last year driven by the performance of our strongest, most diversified product line up ever. We believe that consumers are responding positively to the combination of sharper price points, innovation and enhanced aesthetics. At the same time, we plan to continue to focus on marketing programs and Omni-Channel initiatives to effectively communicate our product stories and drive increased conversions in our Direct-to-Consumer channel. We believe that we are well positioned for another successful holiday season, and more importantly, to drive growth for many years to come."

Division Summary

UGG Brand
UGG brand net sales for the second quarter increased 23.8% to $417.1 million compared to $337.0 million for the same period last year. The increase in sales was driven by higher global wholesale sales, the sales contribution from new worldwide retail store openings and an increase in global E-Commerce sales, partially offset by a decrease in same store sales and international distributor sales. The decrease in international distributor sales is mainly due to the conversion of the German market from distributor to direct wholesale.

Teva Brand
Teva brand net sales for the second quarter increased 14.9% to $20.7 million compared to $18.0 million for the same period last year. The increase in sales was driven by higher domestic wholesale sales and global E-Commerce sales, partially offset by a decrease in international wholesale and distributor sales.

Sanuk Brand
Sanuk brand net sales for the second quarter increased 3.2% to $19.0 million compared to $18.4 million for the same period last year. The increase in sales was driven by higher global E-Commerce sales, domestic retail sales and international wholesale and distributor sales, partially offset by a decrease in domestic wholesale sales.

Other Brands
Combined net sales of the Company's other brands increased 76.5% to $23.5 million for the second quarter compared to $13.3 million for the same period last year. The increase was primarily attributable to a $9.3 million increase in sales for the HOKA ONE ONE® brand compared to the same period last year.

Retail Stores
Sales for the global retail store business, which are included in the brand sales numbers above, increased 20.1% to $63.2 million compared to $52.6 million for the same period last year. The increase was driven by 33 new stores opened after September 30, 2013, partially offset by a same store sales decrease of 8.8% for the thirteen weeks ended September 28, 2014 compared to the thirteen weeks ended September 29, 2013.

E-Commerce
Sales for the global E-Commerce business, which are included in the brand sales numbers above, increased 45.1% to $21.6 million compared to $14.9 million for the same period last year. The increase was driven primarily by strong domestic and international sales for the UGG, Teva and Sanuk brands, plus the domestic launch of the HOKA ONE ONE brand website and the addition of new international E-Commerce websites.

Balance Sheet
At September 30, 2014, cash and cash equivalents were $114.7 million compared to $84.1 million at September 30, 2013. The Company had $154.6 million in outstanding borrowings under its credit facility at September 30, 2014 compared to $245.5 million at September 30, 2013. The increase in cash and cash equivalents and the decrease in outstanding borrowings are primarily attributable to cash provided by operations and proceeds from the loan on the corporate headquarters, partially offset by cash payments primarily attributable to capital assets and increasing inventory levels.

Inventories at September 30, 2014 increased 8.3% to $481.7 million from $444.6 million at September 30, 2013. By brand, UGG inventory increased 7.6% to $429.5 million at September 30, 2014, Teva inventory decreased 34.7% to $14.1 million at September 30, 2014, Sanuk inventory increased 39.2% to $17.4 million at September 30, 2014, and the other brands' inventory increased 81.4% to $20.7 million at September 30, 2014.

Full Fiscal Year 2015 Outlook for the Twelve Month Period Ending March 31, 2015

  The Company now expects fiscal year 2015 revenues to be approximately $1.825 billion or 15% over the twelve month period ended March 31, 2014, up from the previous guidance of 14%.
  The Company now expects fiscal year 2015 diluted earnings per share to be approximately $4.71 or 15.8% over the twelve month period ended March 31, 2014, up from the previous guidance of 14.5%.  This guidance assumes a gross profit margin of approximately 49% and an operating margin of approximately 13%.
  The Company expects fiscal year 2015 SG&A expenses as a percentage of sales to be approximately 36%.  Among other items, these expenses include increased marketing and supply chain costs, investments in IT infrastructure, expenses related to management reorganization, and operating costs associated with opening new stores in 2013 and 2014.
  The Company now expects fiscal year 2015 UGG brand revenues to increase approximately 14% over the twelve month period ended March 31, 2014, up from the previous guidance of 12%.
  The Company expects fiscal year 2015 Teva brand revenues to increase low double digits over the twelve month period ended March 31, 2014.
  The Company expects fiscal year 2015 Sanuk brand revenues to increase low double digits over the twelve month period ended March 31, 2014.
  Combined fiscal year 2015 net sales of the Company's other brands are expected to be approximately $82.0 million compared to $48.6 million for the twelve month period ended March 31, 2014.
  Fiscal year 2015 guidance assumes that the Company's effective tax rate will be approximately 29%.

Third Quarter Fiscal Year 2015 Outlook for the Three Month Period Ending December 31, 2014

  The Company expects third quarter fiscal year 2015 revenues to increase approximately 10% over the three month period ended December 31, 2013, and expects third quarter fiscal year 2015 diluted earnings per share of approximately $4.46 compared to a diluted earnings per share of $4.04 reported for the three month period ended December 31, 2013.

Fourth Quarter Fiscal Year 2015 Outlook for the Three Month Period Ending March 31, 2015

  The Company expects fourth quarter fiscal year 2015 revenues to increase approximately 10% over the three month period ended March 31, 2014, and expects fourth quarter fiscal year 2015 diluted earnings per share of approximately $0.15 compared to a diluted loss per share of $(0.08) reported for the three months period ended March 31, 2014.

Conference Call Information
The Company's conference call to review the results for the second quarter 2015 will be broadcast live today, Thursday, October 23, 2014 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investors Information" tab and then clicking on the microphone icon at the top of the page.

To supplement the information provided in this press release, the Company is providing investors with additional background on the Company's second quarter 2015 financial results in a document entitled "Second Fiscal Quarter 2015 Commentary." The document is available on the Company's website at www.deckers.com. You can access the document by clicking on the "Investor Information" tab and then scrolling down to the "Featured Reports" heading.

Fiscal Year Change
As previously announced, the Company recently changed its fiscal year end to March 31 from December 31, effective as of March 31, 2014. Accordingly, the Company's fiscal year will run from April 1, 2014 through March 31, 2015. The financial results reported in this press release for the period ended September 30, 2014 relate to the Company's second fiscal quarter of the 2015 fiscal year.

About the Company
Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, I HEART UGG®, Teva®, Sanuk®, TSUBO®, Ahnu®, MOZO®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 130 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release, including statements regarding our future financial performance and business strategies, are forward-looking statements. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan", "predict", "should," "will," and similar expressions, or the negative of these expressions, as they relate to us, our management and our industry, to identify forward-looking statements. We have based our forward-looking statements on our current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. As a result, actual results may differ materially from the results stated in or implied by our forward-looking statements. Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements include, but are not limited to: changes in economic or market conditions; the financial success of our customers and the risk of losing one or more of our key customers; our ability to adequately protect our intellectual property rights and deter counterfeiting; the sensitivity of our sales to seasonality and the effect of weather conditions; the quality and price of raw materials, most notably sheepskin; our ability to realize returns on our new and existing retail stores; our ability to accurately forecast consumer demand; our ability to anticipate fashion trends; our ability to successfully implement our growth strategies, including enhancing the position of our brands and expanding our distribution channels; the impairment of our goodwill and other intangible assets; our dependence on independent manufacturers located outside of the U.S., and the challenge of maintaining a continuous supply of quality finished goods; risks of conducting business outside the U.S., including foreign currency and global liquidity risks; our ability to protect sensitive customer and company information and prevent the failure or interruption of key business processes; our ability to attract and retain key personnel; the loss of our warehouses; the international markets in which we sell our products are subject to a variety of laws and political and economic risks; risks related to international trade, import regulations and security procedures, liquidity and market risks for our cash and cash equivalents; risks associated with our revolving credit facility, including negative covenants that may restrict our ability to take certain actions; tax laws applicable to our business are very complicated and we could be subject to additional income tax liabilities; our ability to compete effectively with our competition; the effect of existing and future litigation on our business; the risks associated with the storage and transmission of sensitive customer or company information; and the volatility of the price of our common stock. Certain of these risks and uncertainties are more fully described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we filed with the Securities and Exchange Commission, or the SEC, on March 3, 2014, as well as in our other filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business.

You are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. You should read this press release with the understanding that our future results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements and we expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of the NASDAQ Stock Market or the New York Stock Exchange, as applicable.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	March 31,
Assets	2014	2014

Current assets:
Cash and cash equivalents	$114,651	245,088
Trade accounts receivable, net	264,920	106,199
Inventories	481,651	211,519
Prepaid expenses	16,663	12,067
Other current assets	35,453	27,118
Income taxes receivable	4,302	-
Deferred tax assets	20,742	21,871
Total current assets	938,382	623,862

Property and equipment, net	202,777	184,570
Goodwill	127,934	127,934
Other intangible assets, net	96,018	91,411
Deferred tax assets	16,556	17,062
Other assets	20,336	19,365

Total assets	$1,402,003	1,064,204

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$154,606	6,702
Trade accounts payable	215,055	76,139
Accrued payroll	25,389	22,927
Other accrued expenses	16,136	11,624
Income taxes payable	2,763	2,908
Value added tax (VAT) payable	7,085	1,915
Total current liabilities	421,034	122,215

Long-term liabilities	84,962	53,140

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	346	346
Additional paid-in capital	153,280	146,731
Retained earnings	747,483	743,815
Accumulated other comprehensive loss	(5,102)	(2,043)
Total stockholders' equity	896,007	888,849

Total liabilities and equity	$1,402,003	1,064,204

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Six-month period ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$480,273	386,725	$691,742	556,810
Cost of sales	256,400	219,833	381,097	320,086
Gross profit	223,873	166,892	310,645	236,724

Selling, general and administrative expenses	164,290	120,395	301,544	232,978
Income from operations	59,583	46,497	9,101	3,746

Other expense, net	1,941	795	2,229	1,096
Income before income taxes	57,642	45,702	6,872	2,650

Income tax expense (benefit)	16,912	12,642	3,204	(1,135)
Net income	40,730	33,060	3,668	3,785

Other comprehensive (loss) income, net of tax
Unrealized gain (loss) on foreign currency hedging	1,701	(1,772)	1,441	(1,982)
Foreign currency translation adjustment	(4,976)	2,898	(4,500)	1,809
Total other comprehensive (loss) income	(3,275)	1,126	(3,059)	(173)
Comprehensive income	$37,455	34,186	$609	3,612

Net income per share:
Basic	$1.18	0.96	$0.11	0.11
Diluted	$1.17	0.95	$0.10	0.11

Weighted-average common shares outstanding:
Basic	34,632	34,496	34,629	34,474
Diluted	34,954	34,794	34,941	34,796

Logo - http://photos.prnewswire.com/prnh/20140903/142799

CONTACT: Company Contact: Linda Pazin, VP, Investor Relations & Communications, (805) 967-7611; or Investor Relations: Brendon Frey, ICR, (203) 682-8200